UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Revocation Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ASPEN INSURANCE HOLDINGS LIMITED

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TEXT OF E-MAIL TO ASPEN EMPLOYEES

ASPEN MAILS MATERIALS TO SHAREHOLDERS TO REJECT ENDURANCE PROPOSALS

As you may be aware, Endurance is pursuing two shareholder proposals as part of its attempt to acquire Aspen. The first relates to the calling of a special general meeting to increase the size of Aspen’s Board and the second is asking shareholders to support Endurance’s pursuit of a court-sanctioned scheme of arrangement.

As we said in our press release of June 17, both proposals are part and parcel of Endurance’s desperate attempts to try and force through an inadequate offer for Aspen.

Endurance has recently written to shareholders seeking support for these two proposals and for those of you who are Aspen shareholders, you will have received a letter from Endurance together with a white authorization card in the last couple of days.

Attached is a press release we have issued today which includes the text of a letter that is being sent to all Aspen shareholders recommending that they reject the two shareholder proposals being pursued by Endurance. Again, for those of you who are Aspen shareholders, you will receive this letter in the coming days together with a blue revocation card. As outlined in the letter, shareholders who want to reject Endurance’s proposals should sign, date and return this blue revocation card and can ignore the white authorization card from Endurance.

Information about our response to Endurance’s offer can be found on our website (there is a new link at the bottom of the home page) and as always, if you have further questions in relation to this matter, please direct these to Mike Cain or Patricia Roufca in the first instance.

THIS EMAIL IS FOR INTERNAL USE ONLY AND NOT FOR DISTRIBUTION IN ANY FORM OUTSIDE OF ASPEN